Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-188309-01
May 8, 2013

OKLAHOMA GAS AND ELECTRIC COMPANY

$250,000,000 3.900% SENIOR NOTES, SERIES DUE MAY 1, 2043

Issuer	Oklahoma Gas and Electric Company
Ratings (Moody’s / S&P / Fitch)	A2 (Stable) / A- (Stable) / A+ (Stable)
Amount	$ 250,000,000
Collateral Type	Senior Unsecured Notes
Type	SEC Registered
Trade Date	May 8, 2013
Settlement Date (T+3)	May 13, 2013
Maturity	May 1, 2043
Coupon Payment Dates	Semi-annual payments on May 1 and November 1 of each year, beginning November 1, 2013
Coupon Record Dates	Semi-annual on April 15 and October 15
Make Whole Call	T + 15 bps (at any time before November 1, 2042)
Par Call	At any time on or after November 1, 2042
Benchmark	2.75% due November 15, 2042
Benchmark Price	95-03
Benchmark Yield	3.002%
Reoffer Spread	T+90
Reoffer Yield	3.902%
Coupon	3.900%
Price	99.966%
Joint Bookrunners	Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
Co-manager(s)	BNY Mellon Capital Markets, LLC
BOSC, Inc.
KeyBanc Capital Markets Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.

CUSIP	678858BN0
ISIN	US678858BN08

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mitsubishi UFJ Securities (USA), Inc. toll-free at (877) 649-6848, Mizuho Securities USA Inc. at (800) 271-7403 or RBS Securities Inc. at (866) 884 2071.